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                                   FORM OF
                       INVESTMENT MANAGEMENT AGREEMENT
                             (FOR NON-ERISA ACCOUNTS)

         This AGREEMENT is made as of the ___ of February, 2000, between MEVC.COM, INC. (the "Client"), and FLEET INVESTMENT ADVISORS INC., a New York corporation (the "Investment Manager").

         WHEREAS, the Client has the authority to appoint an investment manager to manage the investment and reinvestment of certain assets (the "Account") of the Client identified in APPENDIX A hereto; and

         WHEREAS, the Client desires to appoint and retain the Investment Manager as investment manager with respect to the Account.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Client and the Investment Manager do hereby covenant and agree as follows:

         1. REPRESENTATIONS AND WARRANTIES OF THE INVESTMENT MANAGER. The Investment Manager represents and warrants that:

         (a) It is registered as an investment adviser under the Investment Advisers Act of 1940 and that it will promptly advise the Client if at any time it is not so registered; and

         (b) Its execution and delivery of this Agreement have been authorized by appropriate corporate action and do not violate any obligation by which it is bound, and this Agreement when executed and delivered by the parties will be binding upon the Investment Manager.

         2. REPRESENTATIONS AND WARRANTIES OF THE CLIENT.

         The Client represents and warrants that its execution and delivery of this Agreement is duly authorized if required, by appropriate corporate action and does not violate any obligation by which the Client or Account is bound, that this Agreement when executed and delivered by the parties will be binding upon the Client and the Client is authorized to grant investment discretion to the Investment Manager with respect to the Account.

         3. APPOINTMENT OF INVESTMENT MANAGER AND ITS ACCEPTANCE.

         (a) The Investment Manager is hereby appointed investment manager of the Account to direct the investment and reinvestment of the assets in the Account in accordance with the terms of this Agreement.

         (b) By its execution and delivery of this Agreement, the Investment Manager accepts its appointment as Investment Manager of the Account and agrees to supervise and direct the investment and reinvestment of the assets of the Account in accordance with the provisions of this Agreement.


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         4. INVESTMENT DISCRETION BY THE INVESTMENT MANAGER.

         (a) The Investment Manager shall have full authority and complete discretion in the investment and reinvestment of the Account in accordance with the Investment Guidelines for the Account, as set forth in APPENDIX B attached hereto, and shall determine what securities or other property shall be acquired, held or disposed of, and what portion of the Account shall be held uninvested. It is understood that the Investment Manager shall not be held responsible or liable for the selection of the Investment Guidelines for the Account or for the management of any assets of the Client not included in the Account. Except as may be referenced in the Investment Guidelines in APPENDIX B, the Investment Manager shall not be limited by the "legal investment" or any other laws of jurisdiction relating to investments by fiduciaries.

         (b) The Client has selected the Custodian for the Account and the Investment Manager shall not act as custodian for the Account or take or have possession of assets of the Client. The Investment Manager is authorized to direct the Custodian with respect to the investment and management of the assets held in the Account.

         (c) The Investment Manager is authorized to determine the brokers, dealers or other persons with whom orders for the purchase, sale or exchange of securities or other property for the Account shall be placed and to place such orders on behalf of the Account. In making such purchases and sales, the Investment Manager may use the services of a registered broker or securities dealer (a "broker") (including, to the extent permitted by the instruments governing the Account, if any, and by applicable law, and subject to compliance with the provisions of Section 11 (a)(1)(H) of the Securities Exchange Act of 1934 and Section 206(3) of the Investment Advisers Act of 1940, if applicable, any broker owning, owned by or under common ownership or control with, the Investment Manager). Any such broker may receive the usual commission or mark-up earned on such transactions. In placing transactions for the Account, the Investment Manager may combine orders on behalf of the Account with orders on behalf of its other Clients. All commissions and related charges and fees with respect to transactions for the Account (including commissions and related charges and fees paid to brokers that are affiliated with the Investment Manager) shall be payable by the Account and are in addition to the Management fees payable under this Agreement.

         (d) The Investment Manager shall be empowered to exercise, in what it deems to be the wisest manner, all voting rights, to execute consents and to exercise or sell stock subscription and conversion rights and to join in or oppose (alone or jointly with others) reorganizations, recapitalizations and liquidations, unless the Client specifically reserves to itself or another the right to take such actions.

         (e) To the extent not inconsistent with the Investment Guidelines for the Account set forth in APPENDIX B, the Client authorizes the Investment Manager to make investments for the Account in any one or more of the following: interest bearing accounts, certificates of deposit, commercial paper, treasury bills, master notes, money market instruments (including, without limitation, certificates of deposit and interest bearing accounts of any bank owning, owned by or under common ownership or control with the Investment Manager or any mutual fund for which any affiliate of the Investment Manager is receiving management, administrative, advisory or other compensation).

         5. COMPENSATION TO THE INVESTMENT MANAGER. The Investment Manager, as compensation for its services rendered under this Agreement, shall be paid according to the management fee schedule attached hereto as APPENDIX C. As noted above, the Account may directly or indirectly bear other fees or expenses payable to the Investment Manager or its affiliates, including (but not limited to) brokerage


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commissions or similar expenses, Galaxy Fund investment advisory fees or, as may be provided by other agreements to which the Client is a party.

         6. PROVISION OF INFORMATION TO THE CLIENT.

         (a) The Investment Manager shall provide the Client with a report on the Account and of the investments therein as the Client may reasonably request.

         (b) The Investment Manager shall from time to time certify to the Client the names of all persons authorized to act on its behalf and specimens of their signatures, and any person so certified shall, until notice to the contrary is received by the Client, be deemed to be the authorized representative of the Investment Manager.

         (c) The Client confirms that it has received from the Investment Manager, read and understands a copy of Part II of the Investment Manager's Form ADV under the Investment Advisers Act of 1940 in the form attached to this Agreement, but not forming a part of this Agreement. Any other provision of this Agreement to the contrary notwithstanding, within 10 business days next following the date of this Agreement, the Client may terminate this Agreement without penalty by giving written notice to the Investment Manager.

         7. PROVISION OF INFORMATION TO THE INVESTMENT MANAGER.

         (a) The Client shall provide the Investment Manager with reasonable advance notice of the extent, if any, to which assets in the Account are expected to be required to be withdrawn during the year following the notification.

         (b) The Client shall from time to time certify to the Investment Manager the names of all persons authorized to act on its behalf and specimens of their signatures, and any person so certified shall, until notice to the contrary is received by the Investment Manager, be deemed to be the authorized representative of the Client.

         8. SERVICE TO OTHER CLIENTS. The Investment Manager and any of its officers, and employees and persons affiliated with it, (a) may render investment management and advisory services to other investors and institutions;
(b) may own, purchase or sell securities or other interests in property which are the same, similar to or different from those which the Investment Manager owns, purchases or sells for the Account; and (c) in rendering investment management and advisory services to others, shall be free to take action with respect to investments in securities or other interests in property which is the same as, similar to or different from the action taken for the Account.

         9. INSIDE INFORMATION. The Investment Manager shall have no obligation to seek to obtain any material, non-public information about any issuer of securities.

         10. CONFIDENTIALITY: USE OF INFORMATION. The Investment Manager and the Client shall each maintain the confidentiality of the decisions of, and other information furnished by, the other, subject, however, to the provisions of any laws requiring the disclosure of such investments.

         11. LIABILITY OF INVESTMENT MANAGER. In the absence of its own negligence, misfeasance, bad faith or violation of a provision of applicable law, the Investment Manager shall not be liable for (1) any loss resulting from any act or omission of the Client or any trustee or custodian of the assets held in the Account; (2) any diminution in value of any investment or investments resulting from the recommendations


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or advice of the Investment Manager or any loss in portfolio value from an error of judgment of the Investment Manager as to the types of securities held in the Account's portfolio; or (3) any loss resulting from any act or omission of any broker selected by the Investment Manager with due care in the selection.
Nothing herein shall constitute a waiver or limitation of any rights which the Client or any other person may have under applicable state or federal law.

         12. TERMINATION, AMENDMENT AND ASSIGNMENT.

         (a) Either party hereto may terminate this Agreement at any time by giving written notice to the other.

         (b) This Agreement may be amended at any time by a written document signed by the parties without the need of executing an entirely new Agreement in revised form.

         (c) No assignment (as defined in the Investment Advisers Act of 1940 and the rules and regulations thereunder) of this Agreement shall be made by the Investment Manager without the written consent of the Client.

         13. EFFECTIVE DATE. This Agreement shall not be effective until receipt by both the Investment Manager and the Client of an executed copy of this Agreement.

         14. NOTICES. Unless otherwise specified in this Agreement, all notices with respect to matters contemplated by this Agreement shall be deemed duly given when received in writing by the Investment Manager or the Client at their respective addresses set forth below, or at such other address as may be specified in each case in a notice similarly given:

         To the Client:                 Mr. Paul Wozniak
                                        meVC.com, Inc.
                                        991 Folsom Street, Suite 301
                                        San Francisco, CA 94107

         To the Investment Manager:     ______________________________
                                        Fleet Investment Advisors Inc.
                                        75 State Street MA BO F07E
                                        Boston, MA  02109

         15. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York except to the extent such laws are preempted by the laws of the United States of America.

         16. MISCELLANEOUS. This Agreement may be executed in several counterparts, each of which shall be considered as an original. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof.


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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed in its name and on its behalf as of the date first written above.


FLEET INVESTMENT ADVISORS INC.       meVC.com, Inc.

By  _________________________        By ____________________________________


Title _______________________        Title _________________________________
                                     Federal Employer ID Number:  94-3333311






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                                   APPENDIX A

                         ASSETS CONSTITUTING THE ACCOUNT


         Cash or Cash Equivalent securities in the amount of approximately $450 million on or about March 30, 2000.







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                                                                [LOGO]
                                                      FLEET INVESTMENT ADVISORS


                                   APPENDIX B

                                INVESTMENT POLICY


                                 meVC.com, Inc.

                         SHORT TERM INVESTMENT PORTFOLIO

OBJECTIVES

         The primary objective of this Investment Policy with regard to meVC.com, Inc. (the "Client") investment portfolio is to provide as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity to transition this portfolio into equities and other long-term securities. Fleet Investment Advisors (the "Investment Manager") will construct and manage a diversified portfolio that meets these objectives. Securities that the Investment Manager purchases for the Client's portfolio may not earn as high a level of current income as long-term or lower quality securities which generally have less liquidity, greater market risk and more fluctuation in market value.

INVESTMENT GUIDELINES

1.       APPROVED INSTRUMENTS

         The following fixed income instruments are considered appropriate for the portfolio:

         a. U.S. Government and Agency securities.

         b. Money market instruments; repurchase agreements, commercial paper, certificates of deposit, bank obligations, Eurodollar certificates of deposit, and approved money market funds.

         c. Corporate bonds, including Eurodollar issues of U.S. corporations, and U.S. dollar denominated issues of foreign corporations.


         d. Floating rate securities without interest rate caps.

2.       QUALITY

         Individual holdings of commercial paper must be rated A-1, P-1, or better by Standard and Poor's Corporation ("S&P") and Moody's Investor Services ("Moody's") at the time of purchase.

         Securities of Issuers with a long-term credit rating must be rated at least A/A2 by Standard & Poor's or Moody's, respectively. If a security held in the portfolio is downgraded by S&P or Moody's below the minimum rating specified above, the Investment Manager will notify the Client's Investment Committee or its designee and recommend appropriate action.


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3.       DIVERSIFICATION

         Securities of a single issuer, valued at cost at the time of purchase, should not exceed 5% of the market value of the portfolio or $1 million, whichever is greater. Corporate securities (excluding commercial paper) of a single industry sector, valued at cost at the time of purchase, should generally not exceed 25% of the market value of the portfolio.

         For purposes of this diversification policy, securities of a parent company and its subsidiaries will always be combined except for captive finance companies. Such captives will be included with their parent company only if their primary purpose is to finance the parent's business. Securities issued by the U.S. Treasury and U.S. Government Agencies are specifically exempted from these restrictions.

4.       MARKETABILITY/LIQUIDITY

         The Investment Manager shall purchase liquid securities that regularly trade in a secondary market under normal conditions. The Investment Manager shall also structure the portfolio so that securities mature as needed to meet anticipated liquidity demands.

5.       MATURITY/PORTFOLIO DURATION

         The portfolio's duration shall approximate the projected cash flows set forth in paragraph four above. In addition, the final maturity or put date of each security within the portfolio shall not exceed March 30, 2001.

6.       PERFORMANCE MEASUREMENT

         The Investment Manager will meet with the Client's Investment Committee, Chief Financial Officer or a designee no less than annually and will be available for regular telephone contact. Monthly, the Investment Manager will provide statements of transactions and market valuation of portfolio assets. Quarterly, the Investment Manager will provide the Company with a review of its performance relative to an appropriate Index.

7.       RESTRICTED INVESTMENTS

         No futures contracts or options shall be used.

         Exceptions to this Investment Policy are prohibited without the prior approval of the Client Investment Committee or its designee.

         APPROVED BY:      PAUL WOZNIAK

         SIGNATURE:

         TITLE:   CHIEF OPERATING OFFICER

         DATE:    FEBRUARY 22, 2000


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                                   APPENDIX C

                                  FEE SCHEDULE

                         FLEET INVESTMENT ADVISORS INC.

             ANNUAL FEE SCHEDULE FOR INVESTMENT MANAGEMENT SERVICES
                           AS DESCRIBED IN APPENDIX B:

                                 meVC.com, Inc.

                         SHORT TERM INVESTMENT PORTFOLIO
                                INVESTMENT POLICY

                    10 basis points (0.10%) for all of assets

    Note: The fee to the Investment Manager shall be calculated and paid on a calendar quarter basis, based on the market value of the portfolio as of the close of business on the last business day of each quarter.


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